Exhibit 10.1

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT NO.1 to the Executive Employment Agreement shall be effective as of January 1, 2015 (the “Effective Date”), by and between Entravision Communications Corporation (the “Company”), and Mario M. Carrera (the “Executive”). The Company and the Executive entered into an Executive Employment Agreement effective as of September 1, 2012 (the “Agreement”), and the parties desire to amend the Agreement as described herein. Now, therefore, for and in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Effective on the Effective Date, the Agreement is amended as follows:

a. Section 1.a. is amended by adding the following sentence to the end thereof:

“The principal location at which the Executive shall perform his duties shall be the Company’s offices in Los Angeles, California; provided, the Executive may perform his duties for up to five business days per month at the Company’s offices in Denver, Colorado, and the Company will maintain an office and executive assistant for use by the Executive in the Company’s offices in Denver, Colorado.”

b. Section 3.c. is amended by adding the following sentence to the end thereof:

“During the Employment Term, the Company shall pay for the cost of medical and dental coverage for the Executive and the Executive’s dependents under the Company’s established medical and dental benefit plans at no cost to the Executive; provided, that if the provision of any such coverage under a fully-insured plan would subject the Company to an excise tax, then the foregoing provision shall not apply.”

c. Section 3.e. is amended and restated in its entirety to read as follows:

“e. Automobile Allowance. The Executive will receive $1,000.00 per month as an allowance in respect of automobile expenses.”

d. A new Section 3.i. is added to the end of Section 3 to read as follows:

“i. Reimbursement of Housing Expense. During the Employment Term, so long as the principal location at which Executive shall perform his duties is Los Angeles, California, the Company will reimburse Executive for, or pay directly to applicable vendors, Employee’s monthly housing expense in the Los Angeles, California metropolitan area in an amount up to $3,500 per month.”

2. In all other respects, the Agreement shall remain in full force and effect. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument, and may be signed and transmitted by e-mail or other electronic transmission with the same validity as if it were an ink-signed document.

IN WITNESS WHEREOF, the parties have executed this Amendment on the Effective Date.

Entravision Communications Corporation		Executive

By:	/s/ Walter F. Ulloa	By:	/s/ Mario M. Carrera
Name: Walter F. Ulloa		Name: Mario M. Carrera
Title: Chairman and Chief Executive Officer